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[FERGUSON & COMPANY LETTERHEAD APPEARS HERE]


                              September 11, 1998



Board of Directors
Citizens Savings, FSB
401 West Innes Street
Salisbury, North Carolina 28144

Directors:

        We hereby consent to the use of our firm's name in the Form AC Application for Conversion of Citizens Bank, FSB, Salisbury, North Carolina, and any amendments thereto, and in the Form S-1 Registration Statement of Innes Street Financial Corporation and any amendments thereto. We also hereby consent to the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of Innes Street Financial Corporation.



                                        /s/ Charles M. Hebert
                                        Charles M. Hebert
                                        Principal